Exhibit 10.1

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD GRANT NOTICE
STELLAR BANCORP, INC.
2022 OMNIBUS INCENTIVE PLAN
Stellar Bancorp, Inc., a Texas corporation (the “Company” or “Stellar”), pursuant to its 2022 Omnibus Incentive Plan (the “Plan”), hereby grants to the individual listed below (“Participant”), this award (“Award”) of performance-based restricted stock units (the “PRSUs”). This Award is subject to all of the terms and conditions set forth herein and in the Terms and Conditions to the PRSUs attached hereto (the “Terms and Conditions”) and in the Plan, each of which is incorporated herein by reference. Unless otherwise defined, the terms in this Performance-Based Restricted Stock Unit Award Grant Notice (this “Grant Notice”) and the Terms and Conditions shall have the same defined meanings assigned to them in the Plan.

Participant:	[]

Award Date:	[]

Target Number of PRSUs:	[]

Maximum Number of PRSUs*:
[]

(*The actual number of PRSUs that vest pursuant to the terms and condition of the PRSUs will be between 0% and 200% of the Target Number of PRSUs. The Maximum Number of PRSUs represents 200% of the Target Number of PRSUs.)

Vesting Date:

Performance Vesting Conditions:	See Exhibit A attached hereto.

By his or her signature below or by electronic acceptance or authentication in a form authorized by the Company, Participant hereby: (a) agrees to be bound by the terms and conditions of the Plan, the Terms and Conditions and this Grant Notice; (b) acknowledges and agrees that Participant has reviewed the Plan, the Terms and Conditions and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, the Terms and Conditions and this Grant Notice; (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Terms and Conditions or this Grant Notice (including any exhibit attached hereto); (d) agrees that if he or she fails to acknowledge and accept this Grant Notice within 90 days of the Award Date, then this Award may, in the Company’s discretion, be immediately cancelled and forfeited and he or she will not be entitled receive any other benefits or compensation as replacement for this Award; and (e) agrees that he or she has read, understands, and agrees to be bound by the restrictive covenants set forth in Section 8 of the Terms and Conditions.

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200648964.2

STELLAR BANCORP, INC.	PARTICIPANT

By:	By:
Print Name:	Print Name:
Title:

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Exhibit A
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD GRANT NOTICE
PERFORMANCE VESTING CONDITIONS

The number of PRSUs that you will earn pursuant to this Award (your “Earned PRSUs”) will range from 0% to 200% of the Target Number of PRSUs (as set forth in the Grant Notice) based on Stellar’s Total Shareholder Return relative to the Total Shareholder Return (“TSR”) of the component companies of the S&P U.S. SmallCap Bank Index on the date of this Award (the “Peer Group Members”) over the performance period that began on January 1, 2024 and ends on December 31, 2026 (the “Performance Period”). For avoidance of doubt, in no event will your number of Earned PRSUs exceed the Maximum Number of PRSUs (as set forth in the Grant Notice). All determinations made under this Exhibit A shall be made by the Administrator in its sole and absolute discretion. The Administrator will determine your number of Earned PRSUs no later than February 28, 2027 (or, if earlier, no later than three (3) business days before the date on which a Change of Control occurs). Your number Earned PRSUs shall be determined by the Administrator as follows:

Earned PRSUs (as % of Target Number of PRSUs)*

0%
100%
200%

Stellar’s TSR for the Performance Period Relative to Peer Group Members

Below 20th percentile
(Threshold)
At or above 45th percentile and equal to or below 55th percentile
(Target)
At or above 75th percentile
(Maximum)

______________
(*)    Straight-line interpolation shall be used to determine your number of Earned PRSUs if performance is achieved between Minimum and Target, or between Target and Maximum.

Total Shareholder Return for Stellar and for each Peer Group Member will be determined using total shareholder return performance starting on the last trading day before the first day of the Performance Period and ending the last twenty (20) trading days of the Performance Period. In addition, dividends shall be treated as reinvested in Steller or the Peer Group Member (as applicable) at the end of each calendar quarter.
If, (a) at the end of the Performance Period, any Peer Group Member is no longer publicly traded or (b) during the Performance Period, any Peer Group Member declares bankruptcy, the TSR of such Peer Group Member shall be deemed to be the lowest ranked TSR in the Peer Group (and, if multiple Peer Group Members are no longer publicly traded at the end of the Performance Period or declare bankruptcy during the Performance Period, such Peer Group Members shall be ranked in order of when such delisting or bankruptcy occurs, with earlier bankruptcies and delistings ranking lower than later bankruptcies, and delistings). If, during the Performance Period, any Peer Group Member is involved in a merger or acquisition, then (x) if such Peer Group Member is the surviving company, such Peer Group Member will continue to be a Peer Group Member and (y) if such Peer Group Member is not the surviving company, then the Performance Period for such Peer Group Member will end as of the closing date of such merger or acquisition, with the TSR of such Peer Group Member measured as of such closing date.
Notwithstanding anything in the Grant Notice or this Exhibit A to the contrary, in the event of a Change of Control: (a) the Vesting Date will be the date on which the Change of Control occurs; and (b) the “Performance Period” will be deemed to end on the date that is ten (10) business days immediately preceding such Change of Control.
Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed to them in the Plan, the Terms and Conditions, or the Grant Notice.

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TERMS AND CONDITIONS
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD
STELLAR BANCORP, INC. 2022 OMNIBUS INCENTIVE PLAN
These Terms and Conditions, collectively with the accompanying Performance-Based Restricted Stock Unit Award Grant Notice (the “Grant Notice”) comprise your agreement (the “Agreement”) with the Company regarding the performance-based restricted stock units awarded under the Stellar Bancorp, Inc. 2022 Omnibus Incentive Plan (as amended and restated, the “Plan”). Capitalized terms not specifically in the Agreement have the same meanings assigned to them in the Plan.
1.PRSU Grant. Each Earned PRSU represents the unsecured right to receive one (1) share of Stock, subject to the terms and conditions contained in this Agreement and the Plan. In the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern.
2.Settlement; Issuance of Shares.
(a)Settlement. No shares of Stock shall be issued to you prior to the date on which the PRSUs vest. After any PRSUs are earned and vest pursuant to the vesting terms set forth in Grant Notice (and, if applicable, Sections 4(c) or 4(d) below), the Company shall promptly cause to be issued in book-entry form, registered in your name or in the name of your legal representatives or heirs, as the case may be, shares of Stock in payment of such vested whole PRSUs; provided, however, that in the event such PRSUs do not vest on a day during which the Stock is quoted on the New York Stock Exchange (or traded on such other principal national securities market or exchange on which the Stock may then be listed) (“Trading Day”), the Company shall cause shares of Stock to be issued on the next Trading Day following the date on which such PRSUs vest; provided, further, that in no event shall the Company cause such shares of Stock to be issued later than the sixtieth (60) day following (i) the Vesting Date, or (ii) an earlier settlement date as a result of a vesting acceleration event pursuant to Section 4(c) or Section 4(d). For purposes of the PRSUs, the date on which the shares of Stock underlying the PRSUs are issued shall be referred to as the “Settlement Date.”
(b)Fractional Shares. Unless otherwise determined by the Administrator in its sole discretion, no fractional shares shall be issued pursuant to the PRSUs, and any fractional share resulting from the vesting of the PRSUs in accordance with the terms of this Agreement shall be rounded down to the next whole share.
3.Dividend Equivalent Rights. Each Earned PRSU shall have a dividend equivalent right associated with it with respect to any cash dividends on the Stock that have a record date after the Award Date and prior to the applicable Settlement Date for such Earned PRSU (the total accrued dividends for each Earned PRSU, a “PRSU Dividend Equivalent Amount”). For the avoidance of doubt, no dividend equivalent right shall accrue in respect of a PRSU which is not earned. The PRSU Dividend Equivalent Amount shall be calculated by crediting a hypothetical bookkeeping account for you with an amount equal to the amount of cash dividends that would have been paid on the dividend payment date with respect to the number of shares of Stock underlying the unsettled Earned PRSUs (or PRSUs which become Earned PRSUs in accordance with this Agreement) if such shares had been outstanding on the dividend record date. Your PRSU Dividend Equivalent Amount shall not be credited with interest or earnings. Any PRSU Dividend Equivalent Amount: (a) shall be subject to the same terms and conditions applicable to the Earned PRSU to which the dividend equivalent right relates, including, without limitation, the restrictions on transfer and the forfeiture conditions contained in the Agreement; (b) shall vest and be settled upon the same terms and at the same time of settlement as the Earned PRSUs to which they relate; and (c) will be denominated and payable solely in cash. The payment of the PRSU Dividend Equivalent Amounts, if any, will be net of all applicable withholding taxes pursuant to Section 7.
4.Earning and Vesting of PRSUs.
(a)Earning of PRSUs. The PRSUs will be earned if and to the extent the Performance Vesting Conditions (as set forth in the Grant Notice) are satisfied. Any PRSUs that become earned are herein referred to as “Earned PRSUs”. Any PRSUs (and related PRSU Dividend Equivalent Amounts) that do not become Earned PRSUs due to the failure to satisfy the

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Performance Vesting Conditions will be forfeited to the Company, and you will not thereafter have any rights with respect to such PRSUs (or related PRSU Dividend Equivalent Amounts) that are so forfeited.
(b)Vesting. Earned PRSUs (and related PRSU Dividend Equivalent Amounts) will vest on the Vesting Date set forth in the Grant Notice; provided, that you continue to be an employee, director or consultant of the Company or a Subsidiary (a “Service Provider”) from the Award Date through the Vesting Date. Any PRSUs (and related PRSU Dividend Equivalent Amounts) that do not become vested as of the Vesting Date will be forfeited to the Company for no consideration, and you will not thereafter have any rights with respect to such PRSUs (and related PRSU Dividend Equivalent Amounts) that are so forfeited.
(c)Death; Disability. Notwithstanding anything in Section 4(a) to the contrary, if you cease to be a Service Provider due to your death or Disability (as hereinafter defined), then a portion of the Target Number of PRSUs (as set forth in the Grant Notice) and related PRSU Dividend Equivalent Amounts will fully vest effective as the date you cease to be a Service Provider, with such prorated portion equal to a fraction, (i) the numerator of which is the number of calendar days that elapsed from the Award Date until the date you cease to be a Service Provider, and (ii) the denominator of which is the total number of calendar days between the Award Date until the Vesting Date. For purposes of this Agreement, “Disability” means that you are unable to perform your duties with the Company and its Subsidiaries on a full-time basis as a result of incapacity due to mental or physical illness, which inability exists for 90 continuous days or 180 days during any 12-month period, as determined by a physician selected by the Company or its insurers.
(d)Change of Control. Notwithstanding anything in this Agreement to the contrary, in the event that the Company experiences a Change of Control (as defined in the Plan), then the Administrator shall determine and approve the Company’s performance with respect to the Performance Vesting Conditions no later than three (3) business days before the date on which such Change of Control occurs. Provided that you remain a Service Provider from the Award Date to the date of the Change of Control, you will be deemed to have earned and vested, effective as of immediately prior to the Change of Control, the number of PRSUs (and related PRSU Dividend Equivalent Amounts) determined based on the Company’s performance (as determined by the Administrator in its sole discretion) and subject to any limitations set forth in the Grant Notice. All unearned PRSUs (and related PRSU Dividend Equivalent Amounts) will be automatically forfeited to and reacquired by the Company without consideration immediately upon the Change of Control.
5.Forfeiture of PRSUs. Except as otherwise provided in Section 4(c), if your status as a Service Provider terminates for any reason before the Vesting Date, all of your PRSUs (and related PRSU Dividend Equivalent Amounts) will be forfeited to the Company for no consideration, and you will not thereafter have any rights with respect to such PRSUs (and related PRSU Dividend Equivalent Amounts). All PRSUs (and related PRSU Dividend Equivalent Amounts), whether vested or unvested, shall be immediately forfeited for no consideration upon termination of your employment or service by the Company and its Subsidiaries for Cause (as hereinafter defined) or your resignation at a time when Cause to terminate your employment or service exists, and, in such event, the Company may, in its sole discretion, also: (a) cancel any shares of Stock issued to you in settlement of any of your PRSUs; and/or (b) require you to pay to the Company the amount of any (i) proceeds received by you from your sale or disposition of any shares of Stock issued to you in settlement of any PRSUs and/or (ii) PRSU Dividend Equivalent Amounts paid to you. Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 5 and any employment agreement entered into by and between you and the Company (your “Employment Agreement”), the terms of the employment agreement shall control.
For purposes of this Award, your status as a Service Provider will be considered terminated (regardless of the reason for termination and whether or not the termination is in breach of applicable laws) effective as of the date you are no longer employed by or providing services to the Company or Subsidiary. The Administrator will have the exclusive discretion to determine when your status as a Service Provider terminates for purposes of this Award (including whether you may still be considered to be employed by or providing services to the Company or a Subsidiary while on a leave of absence).
For purposes of this Award, “Cause” has the meaning given in your Employment Agreement; provided, however, that if you are not party to an Employment Agreement or if such Employment Agreement does not define “Cause” (or terms of similar meaning), then “Cause” means, as determined by the Administrator in its discretion: (i) your commission of, conviction for, or plea of no contest to, a felony or any other crime involving moral turpitude; (ii) your commission of an act or omission involving misappropriation, embezzlement, theft, or fraud with respect to the Company or any of its Subsidiaries, or any of their customers or suppliers; (iii) your failure to comply with the Company’s or its Subsidiaries’ material policies,

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procedures, and guidelines, including corporate governance, human relations, anti-harassment, and anti-discrimination policies, and applicable laws with respect to the Company’s or its Subsidiaries’ business operations; (iv) your breach of fiduciary duty or willful misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or its Subsidiaries; or (v) your material breach of any confidentiality, noncompetition, nonsolicitation, or no-hire obligations set forth in this Agreement or in any other written agreement between you, on the one hand, and the Company or any of its Subsidiaries, on the other hand.
6.Nontransferability. Except as otherwise provided in the Plan, no right or interest of yours in the PRSUs (and related PRSU Dividend Equivalent Amounts) may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by you other than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company. Notwithstanding the foregoing, you may, in the manner established by the Administrator, designate a beneficiary or beneficiaries to exercise your rights and receive any property distributable with respect to the PRSUs upon your death.
7.Responsibility for Taxes. Regardless of any action the Company or, if different, your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PRSUs (and related PRSU Dividend Equivalent Amounts), including, but not limited to, the grant, earning or vesting of the PRSUs (and related PRSU Dividend Equivalent Amounts), the subsequent sale of earned and vested PRSUs and the receipt of any PRSU Dividend Equivalent Amounts; and (b) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the PRSUs or the PRSU Dividend Equivalent Amounts to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
    Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company, the Employer, and their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following:
(a)withholding from your wages or other cash compensation payable to you by the Company and/or the Employer, including any PRSU Dividend Equivalent Amount;
(b)withholding from proceeds of the sale of shares of Stock issuable or issued to you upon the Settlement Date with respect to any earned and vested PRSUs, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without your further consent or authorization);
(c)withholding from proceeds of the sale of Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent);
(d)requiring you to make a payment in cash by certified check acceptable to the Company or wire transfer; or
(e)any other method determined by the Company, and to the extent required by applicable laws or the Plan, approved by the Administrator.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum rates applicable in your jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding shares of Stock otherwise issuable to you in settlement of earned and vested PRSUs, you are deemed for tax purposes to have been issued the full number of shares of Stock issuable to you in settlement of such earned and vested PRSUs notwithstanding that a number of shares of Stock are

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held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.
8.Non-Solicitation Covenants.
(a)By accepting this Award, you hereby acknowledge and agree that (i) the Company has provided and will continue to provide you with access to confidential and proprietary information (“Confidential Information”) of the Company and its subsidiaries (the “Company Group”) for use only during your employment with the Company Group, (ii) the Company Group has entrusted you and will continue to entrust you, in your unique and special capacity, with developing the goodwill of the Company Group, and (iii) in consideration of the Company providing you with continued access to Confidential Information and as an express incentive for the Company to enter into this Agreement and grant you the PRSUs hereunder, you have voluntarily agreed to the non-solicitation covenants set forth in this Section 8. You agree and acknowledge that the limitations and restrictions set forth herein are reasonable in all respects, do not interfere with public interests, will not cause you undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s business, Confidential Information, goodwill and legitimate business interests. You further acknowledge and agree that you are receiving new consideration by entering into this Agreement that includes sufficient and independent consideration for the non-solicitation covenants set forth herein.
(b)During your employment with the Company Group and for a period of one-year following the end of your employment with the Company Group, you shall not, without the prior written approval of the Board of Directors of the Company, directly or indirectly, for yourself or on behalf of or in conjunction with any other person or entity of any nature:
(i)solicit, canvass, approach, encourage, entice or induce any customer, client, business partner or supplier of any member of the Company Group with whom or which you had contact on behalf of any member of the Company Group, or about whom or which you had access Confidential Information, or for whom or which you had direct or indirect responsibility for on behalf of the Company Group to cease or lessen such customer’s, client’s, business partner’s or supplier’s business with any member of the Company Group; or
(ii)solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.
(c)Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 8, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing non-solicitation covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.
(d)The non-solicitation covenants in this Section 8, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.
(e)The covenants in this Section 8 are in addition to and complements (and does not replace or supersede) any obligation that you have to any member of the Company Group with respect to non-solicitation under any other written agreement between you and any member of the Company Group.
9.Other Terms and Conditions.
(a)The Plan. The Agreement is further subject to the terms and provisions of the Plan. Only certain provisions of the Plan are described in the Agreement. As a condition to your receipt of this Award and the PRSUs covered hereby, you

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acknowledge and agree to the terms and conditions of the Agreement and the terms and provisions of the Plan, a copy of which you acknowledge receiving.
(b)Employment/Service Relationship. Nothing in the Agreement will confer on you any right to continue in the employ or service of the Company or the Employer or interfere with or restrict rights of the Company or the Employer, which are hereby expressly reserved, to terminate your employment or service at any time.
(c)Claw-Back. The PRSUs, any shares of Stock delivered in settlement of the PRSUs, any PRSU Dividend Equivalent Amounts, and any proceeds, gains or other economic benefit actually or constructively received by you upon the resale of any shares of Stock delivered in settlement of the PRSUs, shall be subject to the provisions of (i) the Company’s Policy for the Recovery of Erroneously Awarded Company (as the same may be amended or restated, the “Claw-Back Policy”) and (ii) any other policy adopted or implemented by the Company that provides for the claw-back, recoupment or recovery of compensation (an “Other Recovery Policy”), to the extent set forth in such Claw-Back Policy or Other Recovery Policy.
(d)Adjustments. The PRSUs will be subject to adjustment (including, without limitation, as to the number of PRSUs) in such manner as the Administrator, in its sole discretion, deems equitable and appropriate in connection with the occurrence of any of the events described in Section 4(c) of the Plan following the Award Date.
10.Nature of Grant. In accepting this Award, you acknowledge, understand and agree that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(b)the grant of the PRSUs to you is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of equity awards, or benefits in lieu of equity awards, even if equity awards have been granted to you in the past;
(c)all decisions with respect to future grants of equity awards, if any, will be at the sole discretion of the Company;
(d)you are voluntarily participating in the Plan;
(e)the PRSUs, and the value of and income from such PRSUs (and any related PRSU Dividend Equivalent Amounts), are not intended to replace any pension rights, retirement benefits or other compensation;
(f)the PRSUs, and the value of and income from such PRSUs (and related PRSU Dividend Equivalent Amounts), are not part of normal or expected compensation or salary for any purpose;
(g)this Award and your participation in the Plan will not be interpreted to form an employment contract or other service relationship with the Company or any Subsidiary;
(h)the future value of the PRSUs (and related PRSU Dividend Equivalent Amounts) is unknown and cannot be predicted with certainty; and
(i)no claim or entitlement to compensation or damages will arise from forfeiture of the PRSUs (and related PRSU Dividend Equivalent Amounts) resulting from termination of your status as a Service Provider (for any reason whatsoever and whether or not in breach of applicable laws), and in consideration of the grant of this Award to which you are otherwise not entitled, you irrevocably agree to (i) never institute any such claim against the Company, the Employer or any of their respective Affiliates, (ii) waive your ability, if any, to bring any such claim against the Company, the Employer or any of their respective Affiliates, (iii) forever release the Company, the Employer and each of their respective Affiliates from any such claim, and (iv) execute any and all documents necessary, or reasonably requested by the Company, to request dismissal or withdrawal of any such claim that is allowed by a court of competent jurisdiction, in each case to the maximum extent permitted by applicable laws.
11.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition of the PRSUs. You are hereby

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advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
12.Data Privacy. You understand that the Company and the Employer hold certain personal information about you, including, but not limited to, your name, home address, email address, and telephone number, date of birth, social insurance number, or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all PRSUs or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (your “Data”), for the exclusive purpose of implementing, administering and managing the Plan.
You understand that it will be necessary for your Data to be collected, used and transferred, in electronic or other form, as described in the Agreement and any other award documentation by and among, as applicable, the Employer, the Company and any Affiliate. Such processing will be for the exclusive purpose of implementing, administering and managing your participation in the Plan, and therefore for the performance of the Agreement. The provision of your Data is a contractual requirement. Without the provision of your Data, it will not be possible to for the Company and/ or the Employer to perform their obligations under the Agreement.

You understand that, in performing the Agreement, it will be necessary for:

•your Data to be transferred to a Company-designated Plan broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan;
•the Company, its Plan broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan, to receive, possess, use, retain and transfer your Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan; and
•your Data to be held only as long as is necessary to implement, administer and manage your participation in the Plan.
1.Compliance with Laws and Regulations. You will not require the Company to deliver any shares of Stock in settlement or earned and vested PRSUs, and the Company will not be obligated to deliver any shares of Stock in settlement of earned and vested PRSUs, if counsel to the Company determines that such delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which shares of Stock are listed or quoted. The Company will in no event be obligated to take any affirmative action in order to cause the delivery of any shares of Stock in settlement or earned and vested PRSUs to comply with any such law, rule, regulation or agreement.

2.Successors and Assigns. The Company may assign any of its rights under the Agreement. The Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer contained herein, the Agreement will be binding upon you and your heirs, executors, administrators, legal representatives, successors and assigns.

3.Governing Law; Jurisdiction; Severability. The Agreement is to be governed by and construed in accordance with the internal laws of the State of Texas, as such laws are applied to agreements between Texas residents entered into and to be performed entirely within Texas, excluding that body of laws pertaining to conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the Company and you evidenced by this grant or the Agreement, the Company and you hereby submit to and consent to the exclusive jurisdiction of the State of Texas and agree that such litigation will be conducted only in the courts of Harris County, Texas, or the federal courts for the United States for the Southern District of Texas, and no other courts, where this grant is made and/or to be performed. If any provision of the Agreement is determined by a court of law to be illegal or unenforceable, in whole or in part, that provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

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4.Further Instruments. You agree to execute further instruments and to take further actions as may be reasonably necessary to carry out the purposes and intent of the Agreement.

5.Administrator Authority. The Administrator has the power to interpret the Plan and the Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any PRSUs or related PRSU Dividend Equivalent Amounts have vested). All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon you, the Company and all other interested persons. The Administrator will not be personally liable for any action, determination or interpretation made with respect to the Plan or the Agreement.

6.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

7.Headings. The captions and headings of the Agreement are included for ease of reference only and will be disregarded in interpreting or construing the Agreement. All references herein to Sections will refer to Sections of these Terms and Conditions, unless otherwise noted.

8.Waiver. You acknowledge that a waiver by the Company of breach of any provision of the Agreement will not operate or be construed as a waiver of any other provision of the Agreement, or of any subsequent breach by you or any other Participant.

9.Amendment. Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Administrator as contemplated by Section 23 of the Plan. Without limiting the generality of the foregoing, without your consent:

(a)this Agreement may be amended or supplemented from time to time as approved by the Administrator (i) to cure any ambiguity or to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, (ii) to add to the covenants and agreements of the Company for your benefit or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Company’s shareholders, and provided, in each case, that such changes or corrections will not adversely affect your rights with respect to the Award evidenced hereby or (iii) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws; and

(b)subject to any required action by the Board of Directors or the shareholders of the Company, the Award evidenced by this Agreement may be canceled by the Plan Administrator and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect the PRSUs to the extent then earned and vested.

10.Entire Agreement. The Plan, these Terms and Conditions and the Grant Notice, including Exhibit A thereto and your Employment Agreement, constitute the entire agreement and understanding of the parties with respect to the subject matter of the Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties with respect to the specific subject matter hereof.

11.Notices. Unless the Company notifies the Grantee in writing of a different procedure or address, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by first class mail, postage prepaid, to the address of the Company’s principal office. Unless the Company elects to notify you electronically pursuant to the online grant and administration program or via email, any notice or other communication to you with respect to this Agreement will be in writing and will be delivered personally, or will be sent by first class mail, postage

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prepaid, to your address as listed in the records of the Company or any Subsidiary of the Company on the Award Date, unless the Company has received written notification from you of a change of address.

12.Construction.  References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules appended hereto, including the Plan.  All references to “Sections” in this Agreement shall be to Sections of this Agreement unless explicitly stated otherwise.  The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense.    All decisions of the Administrator upon questions regarding the Plan or this Agreement will be conclusive.  Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control.  The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.

13.Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or the Agreement, if you are subject to Section 16 of the Exchange Act, then the Plan, the PRSUs and the Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable laws, the Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

14.Section 409A. Neither the PRSUs nor any PRSU Dividend Equivalent Amounts are intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan or the Agreement, if at any time the Administrator determines that the PRSUs or any PRSU Dividend Equivalent Amounts (or any portion of any of the foregoing) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify you or any other person for failure to do so) to adopt such amendments to the Plan or the Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the PRSUs and/or the PRSU Dividend Equivalent Amounts to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

15.Counterparts. This Agreement may be executed in one or more counterparts, including by way of any electronic signature, subject to applicable law, each of which shall be deemed an original and all of which together shall constitute one instrument.

By signing the Grant Notice or otherwise accepting the PRSUs, you agree to be bound by terms of the Agreement and the Plan.

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